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        [Letterhead of Venable, Baetjer and Howard, LLP]

                                       April 3, 1997



Seward & Kissel
One Battery Park Plaza
New York, NY 10004

               Re:  Alliance High Yield Fund, Inc.

Ladies and Gentlemen:

         We have acted as special Maryland counsel for Alliance High Yield Fund, Inc., a Maryland corporation (the "Fund"), in connection with the organization of the Fund and the issuance of shares of its Class A Common Stock, Class B Common Stock, Class C Common Stock, and Advisor Class Common Stock, par value $.001 per share (each a "Class" and, collectively the "Shares").

         As special Maryland counsel for the Fund, we are familiar with its Charter and Bylaws. We have examined the prospectuses included in its Registration Statement on Form N-1A, File Nos. 333-18505; 811-09160 (the "Registration Statement"), substantially in the form in which it is to become effective (the "Prospectuses"). We have further examined and relied upon a certificate of the Maryland State Department of Assessments and Taxation to the effect that the Fund is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland.

         We have also examined and relied upon such corporate records of the Fund and other documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein. We have assumed, without independent verification, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

         Based on such examination, we are of the opinion that:

         1. The Fund is duly organized and validly existing as a corporation in good standing under the laws of the State of Maryland.

         2. The Shares of the Fund to be offered for sale pursuant to the Prospectuses are, to the extent of the respective number of Shares of each Class



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              authorized to be issued by the Fund in its Charter,
              duly authorized and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly and legally issued and will be fully paid and nonassessable under the laws of the State of Maryland.

         This letter expresses our opinion with respect to the Maryland General Corporation Law. It does not extend to the securities or "blue sky" laws of Maryland, to federal securities laws or to other laws.

         You may rely upon our foregoing opinion in rendering your opinion to the Fund that is to be filed as an exhibit to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Statement of Additional Information supplementing the Prospectuses under the caption "Counsel". We do not thereby admit that we are "experts" within the meaning of the Securities Act of 1933 and the regulations thereunder.

                                       Very truly yours,

                                       /s/ Venable, Baetjer and
                                        Howard, LLP




























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